                                                                   EXHIBIT 12.01

             ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                            (Dollars in thousands)


                                                                      Nine Months                                Three Months
                                                Year Ended               Ended             Year Ended               Ended
                                                 March 31,             December 31,        December 31,            March 31,
                                             1997        1998             1998          1999         2000            2001
                                             ----        ----             ----          ----         ----            ----
(Loss) Income before Income Taxes,
  Extraordinary Loss and
    Cumulative Effect of
    Change in Accounting
    Principle...........................  $ (119,290)  $(168,161)        $(96,291)    $(244,554)  $ (705,202)     $265,331
Add: Combined Fixed Charges
  and Preferred Stock
  Dividends, Excluding
  Capitalized Interest..................     249,113     277,117          210,520       487,503    1,025,885       311,424
  Equity in loss of joint
    ventures............................      59,169      79,055           58,471        68,376       28,281         5,599
  Minority interest in losses of
    subsidiaries........................          --          --          (25,772)      (38,699)    (138,531)      (16,845)
  Preferred stock dividends of
    subsidiary..........................          --      12,682           21,536        32,173       36,219         9,784
                                          ----------------------         ----------------------   ------------------------
Net Earnings Available for
 Combined Fixed Charges and
 Preferred Stock Dividends..............     188,992     200,693          168,464       304,799      246,652       575,293
                                          ----------------------         ----------------------   ------------------------
Combined Fixed Charges and
 Preferred Stock Dividends:
  Interest..............................     240,692     267,503          201,404       457,382      983,733       294,362
  Capitalized interest..................       1,727       5,985           11,285        25,135       45,735         8,987
  Amortization of debt
    issuance costs......................       6,344       7,141            6,432        20,902       20,316        10,437
  Interest portion of rent
    expense.............................       2,077       2,473            2,684         9,219       21,836         6,625
  Preferred stock dividends of
    subsidiary..........................          --      12,682           21,536        32,173       36,219         9,784
  Preferred stock dividends.............          --      18,850           20,718        41,963       54,916        12,781
                                          ----------------------         ----------------------   ------------------------
Total Combined Fixed Charges
 and Preferred Stock Dividends..........     250,840     314,634          264,059       586,774    1,162,755       342,976
                                          ----------------------         ----------------------   ------------------------
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends........................          --          --               --            --           --          1.68
Deficiency in Earnings Required to
 Cover Combined Fixed Charges
 and Preferred Stock Dividends..........  $   61,848   $ 113,941         $ 95,595     $ 281,975   $  916,103      $     --
                                          ==========   =========         ========     =========   ==========      ========